Saia Inc. – Saia – Earnings Conference Call Transcript – 07/30/2026 10:00 AM ET

Company Participants

Matt Batteh - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jonathan Chappell - Evercore ISI

Jordan Alliger - Goldman Sachs

Tom Wadewitz - UBS

Ken Hoexter - Bank of America

Brian Ossenbeck - JP Morgan

Stephanie Moore - Jefferies

Scott Group - Wolfe Research

Chris Wetherbee - Wells Fargo

Ravi Shanker - Morgan Stanley

Eric Morgan - Barclays

Bascome Majors - Stephens

Bruce Chan - Stifel

Richa Harnain - Deutsche Bank

Jason Seidl - TD Cowen

Operator

Good morning. My name is Gary, and I will be your conference operator today. At this time, I would like to welcome everyone to the Second Quarter 2026 Saia, Inc. Earnings Conference call.

[Operator Instructions]

I will now turn the call over to Matthew Batteh, Saia's Executive Vice President and Chief Financial Officer.

Matt Batteh

Thank you, Gary. Good morning, everyone. Welcome to Saia's Second Quarter 2026 Conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning and thank you for joining us to discuss Saia's second quarter results. We're pleased to report a strong quarter that reflects the dedication of our team, the consistency of our service offering, and the continued progress we're making on our long-term strategy. Our results demonstrate the benefits of our disciplined execution, ongoing investments in our network and people, and our commitment to delivering high-quality service for our customers.

Our second quarter revenue of $956 million surpassed last year's second quarter by 17.1% and is a record for any quarter in our company's history. Shipments per workday, which were a record for a second quarter, increased by 4.4%, and pricing and mix management efforts drove an increase in revenue per shipment, excluding fuel surcharge, of 1.5% compared to prior year. Our mix management efforts, as well as improving freight backdrop, contributed to a 3.9% year-over-year increase in weight per shipment. Notably, weight per shipment improved 4.9% sequentially from the first quarter of 2026 and improved for the seventh consecutive month exiting the second quarter. Importantly, our mix management efforts and pricing actions are taking hold, as revenue per shipment, excluding fuel surcharge, improved throughout the quarter, with June improving 4% from April and about 4% compared to June of last year.

Operating income increased 26% year-over-year to $125 million. Operating ratio for the quarter was 86.9%, an improvement from 87.8% in the second quarter of 2025 and a 480 basis point improvement sequentially from the first quarter, far outpacing historical seasonality of 250 to 300 basis points of improvement.

Service levels continued to improve across key performance indicators during the quarter, reflecting our ongoing focus on putting the customer first in our daily operations. Despite lower headcount and increased shipments compared to prior year, we achieved a record cargo claims ratio of 0.3%, demonstrating our ability to deliver high-quality service across our now national footprint. We also continued to see the benefits of decentralizing our customer service operation. One year after that transition, average customer inquiry handling time has improved by 50%, strengthening customer relationships, improving responsiveness, and enhancing the overall customer experience across our expanded network.

Even as we've expanded our footprint, equipment base and team, we continue to see the benefits of our investments in our driver training and safety programs. Miles between preventable accidents improved by more than 45% compared to the second quarter of 2025, and hours between lost time injuries improved by 17% year-over-year.

With our value proposition increasingly clear, we continue to see strong customer recognition of the service and reliability we provide. Contractual renewals were 10.7% for both June and for the quarter, reflecting our continued focus on pricing discipline and the value we deliver to customers. In addition, our GRI of 7.1% [which] was implemented in early July is consistent with the quality of service we deliver and our expectation that pricing appropriately reflects that value. Customers expect high-quality service, and our record level investment over the last few years reflects our dedication to providing unique solutions in every market.

While customers always have options for managing their freight needs, our value proposition is becoming more apparent than ever, as demonstrated by continued investments in the customer experience. More than ever before, customers are choosing Saia, and our expanded footprint is providing more opportunities with both new and existing customers.

We recently announced the launch of Saia REV, a company-wide initiative. REV, or Rapid, Expanded, and Visible, reflects our commitment to the customer. The customer will see our faster transit times, expanded logistics capabilities, and enhanced shipment visibility for them. This initiative demonstrates the value of our national network and continued commitment to improving the customer experience. As part of Saia REV, we are able to offer our customers faster and more consistent transit times, including more than 2,000 transit time improvements across our network. The initiative will also automate our guaranteed 10 A.M. delivery service, the earliest guaranteed delivery of any nationwide LTL carrier. In addition, the initiative will provide customers with dynamic, real-time shipment tracking, updated ETAs, and predictive insights to help anticipate special service dates. The announcement of Saia REV is yet another example of our best-in-class technology, which will continue to drive improvements in our operation and enhance the customer experience.

I'll now turn the call over to Matt for more details from our second quarter results.

Matt Batteh

Thanks, Fritz. Second quarter revenue was a record for any quarter in the company's history, increasing to $956.5 million, which is a 17.1% improvement over the prior year, while shipments per workday increased 4.4% and tonnage per workday increased 8.4%. Fuel surcharge represented 22.3% of total revenue for the quarter compared to 14.6% in the prior year. Revenue per shipment, excluding fuel surcharge, increased 1.5% to $303.12 compared to $298.71 in the second quarter of 2025, reflecting continued execution on pricing and mix management initiatives.

While our mix headwinds eased throughout the quarter, our Los Angeles region business, which is generally our highest revenue per shipment, was still down about 2.5% in shipments per workday year-over-year. Despite those mix headwinds, our pricing actions continued to take hold throughout the quarter and June revenue per shipment, excluding fuel surcharge, increased about 4% from June 2025. Revenue per shipment, including fuel surcharge, increased 12.0% compared to the second quarter of 2025.

Yield, excluding fuel surcharge, decreased by 2.2%, primarily reflecting a 3.9% increase in weight per shipment during the quarter, while yield, including fuel surcharge, increased by 7.9%. Adjusting for the impact of the 3.9% increase in weight per shipment and the 0.6% decrease in length of haul, as well as the lingering headwinds from declining shipments relative to the total in the Los Angeles region, all of which have negative impacts to yield, core yield, excluding fuel surcharge, was up about 3% compared to prior year.

We continue to see traction in our recently opened terminals. Our terminals opened in 2023 and 2024 operated in the low-90s and improved nearly 300 basis points compared to the second quarter last year. We successfully opened 5 new terminals in the second quarter, and we are excited about the opportunity to provide solutions for customers in these new markets. Length of haul decreased 0.6% to 888 miles compared to 893 miles in the second quarter of 2025.

Shifting to the expense side for a few key items to note in the quarter. Salaries, wages and benefits increased $43.4 million or 11.1% compared to the second quarter of 2025. This increase was primarily driven by higher employee hours in response to increased volumes and higher compensation levels associated with improved company performance, in addition to a Company-wide wage increase in October 2025. Group insurance costs increased $7.0 million, and workers' compensation costs increased $2.2 million, reflecting inflationary claims costs. These increases were partially offset by a 1.0% decrease in headcount at quarter end versus the prior year. Excluding linehaul drivers, headcount decreased 1.7% compared to the second quarter of 2025, reflecting our continued focus on cost management and maximizing workforce efficiency.

Purchased transportation expense, which includes both non-asset truckload volume and LTL purchased transportation miles, increased by 47.3% year-over-year and represented 8.9% of total revenue compared to 7.1% in the second quarter of 2025. This increase was primarily driven by higher volumes, our disciplined approach to headcount, and significantly higher diesel fuel costs embedded in purchased transportation rates. Purchased transportation includes fuel, and higher diesel prices contributed to the year-over-year increase. Truck and rail PT miles represented 15.4% of total linehaul miles in the quarter, up from 12.0% in the prior year. The year-over-year increase in miles was largely driven by greater rail utilization as we continue to optimize our national network.

Fuel expense for the quarter increased by 49.6% compared to the prior year, while Company linehaul miles increased 3.2%. The increase in fuel expense was primarily the result of a 50.3% increase in national average diesel prices on a year-over-year basis.

Claims and insurance expense increased by 6.9% year-over-year, primarily driven by the development of open cases and increased claim activity. Depreciation expense of $64.2 million in the quarter was 2.6% higher year-over-year, primarily due to ongoing investments in revenue equipment, our terminal network, and technology.

Compared to the second quarter of 2025, cost per shipment increased 10.9%, primarily due to higher fuel costs in the quarter. Salaries, wages and employee benefits also increased on a per shipment basis, reflecting higher compensation costs associated with improved operating performance, as well as the 3% Company-wide wage increase implemented in October 2025. Purchased transportation costs on a per shipment basis were also higher, driven by increased usage compared to the prior year and higher fuel costs.

Total operating expenses increased by 15.8% in the quarter compared to Q2 2025, and with the year-over-year revenue increase of 17.1%, our operating ratio improved to 86.9% compared to 87.8% a year ago. Our tax rate for the second quarter was 24.9% compared to 25.3% in the second quarter last year, and our diluted earnings per share were $3.51, which is a 31.5% increase compared to the second quarter a year ago.

Turning to the balance sheet, we ended the quarter with $84 million of cash on hand. After paying down our revolver balance during the quarter, total debt outstanding at period end was $100 million, further strengthening our financial flexibility.

I will now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Matt. While 2026 has included periods of volatility, volumes appear to be stabilizing, and several external economic indicators suggest the operating environment is improving. Fuel costs remain elevated from pre-March levels and continue to fluctuate meaningfully on a day-to-day basis. Demand improved into the second quarter, as is typical, and I was pleased with our team's ability to handle the increased volume while achieving a record cargo claims ratio. While external metrics continue to point to an improving demand environment, the macro landscape continues to be dynamic. Importantly, we remain focused on driving returns on the investments we have made over the past several years, and it is clear that shippers are choosing Saia more than ever before.

At Saia, we have positioned the company to support customers through the next phase of market recovery by expanding our terminal footprint, modernizing our growing fleet, and maintaining a disciplined focus on driver training and development. Since 2022, we've deployed approximately $1 billion in real estate investments, adding 33 terminals to our operations and relocating or expanding more than 25 others. This network investment has increased our operational door count by approximately 25% since 2022. In addition, since 2022, we have deployed $1.0 billion in expanding and enhancing our fleet, resulting in a 20% increase in tractor and trailer counts.

While we have carefully managed headcount to align with current volumes, we ended the second quarter of 2026 with 26% more linehaul drivers than we had at the end of the second quarter of 2022. In LTL, capacity is created through more than just physical footprint; our investments in our network, fleet, and most importantly, our people, set us up for a continuing improvement in the freight backdrop.

As we have highlighted over the last several years, we've been very intentional about making investments that support our value proposition. Q2 results were gratifying in the sense that we began to see returns for the substantial investments that we've made in our company, as evidenced from the free cash flow returns. Our customers benefited from our ability to scale and meet and exceed their expectations quickly and efficiently. Our strong execution has allowed us to be the organic growth story in the industry and a strong steward of shareholder capital. At the same time, we're also acutely aware that we are in the very early innings of reaching our company's full potential. As we look forward, we continue to see opportunities to invest in our maturing network, and we'll be able to support these investments with continuing operating cash flow improvement.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

Our first question today comes from Jonathan Chappell with Evercore ISI.

Jonathan Chappell

Let's start with the obvious one, Matt, to the extent you can give July shipments and tonnage, how that looks relative to seasonality. It sounds like your exit rate in June on certain metrics was much improved from April. Just that July trend and what that portends for potential seasonality in the OR in the current quarter.

Matt Batteh

Sure, Jon. I'll go ahead and give the full quarter for Q2 details. For April, shipments per day were up 5.6%, tonnage per day up 6.9%. May, shipments per day up 3.7%, tonnage per day up 8.4%. June, shipments up 3.9%, tonnage up 9.9%. In July month to date, obviously, we've still got a couple days left, but shipments are tracking up about 1%, tonnage up about 7.5% on a per day basis.

Keep in mind, as Fritz talked about in the commentary, we put a GRI in at the beginning of the month of 7.1%. Anytime you do that, we've seen this in history, there's always some shipment volatility embedded in there. That continues for a period of time. That's included in the results, but that's where we're tracking right now on a shipments and tonnage basis with a couple of days left.

From an OR standpoint, if you look at history, and when we talk about history, we remove the COVID years and some of those ones that have one-off items to try to give a more realistic view. Typically, what you see is about a 150 to 200 basis point degradation, Q2 to Q3. There's a range in there. Where we are now, and assuming fuel hanging in around where it is now, our quarterly shipments getting a seasonal typical performance, we think we can be around 100 basis points of sequential degradation. So, ahead of the typical 150 to 200.

Operator

The next question is from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Just sort of curious if you could give a little more color around your demand comments. Weight per shipment has been pretty positive. I know you're doing a bunch of stuff with mix, but can some portion of that be ascribed perhaps to sort of better economic or volume-related prospects?

Fritz Holzgrefe

Thanks, Jordan. Good question. We pride ourselves in staying pretty close to the customer. We typically are communicating with customers on a daily basis. We actually survey customers. If you look at their sentiment right now, if you go back to April, people were expecting in the second half or through the second quarter into the balance of year improvements. What I think is exciting to see right now is that as we survey again, people continue to confirm that, meaning that they see the trends are, for their respective businesses, that they are positive about the back half of the year.

Matt and I, and the team, at the same time, we're cautious because we're a show-us sort of thing. The results so far, we've been pleased with what we've seen. I think that it's a positive trend. I like the sentiment that's out there. Now we have got to keep executing and deliver the results.

Operator

The next question is from Tom Wadewitz with UBS.

Tom Wadewitz

Good morning, nice to see some momentum in the business. You provided some color, I think on June revenue per shipment year-over-year. I think you said 4% ex-fuel. How do you think that progresses? It sounds like your contractual renewal is 10%; GRI, I think you said 7%, so that's a bit stronger. Do you think that if you look out a quarter or two, or I don't know if it's longer, you would see that growth in base revenue per shipment move up from that 4% in June? Would you expect that to move higher and converge with some of the headline pricing numbers that you're talking about? Yes, that'd be the first question.

Matt Batteh

Thanks, Tom. One of the things that we've been talking about pretty consistently over the past year was just some of the mix nuances that are different in our business than maybe some others. The LA region that we've been talking about consistently, that was down double-digits last year. It shrunk, still down about 2.5% year-over-year, but what we talked about is as we started to get past those and lap those, especially with our continued efforts on the pricing front and mix, that we'd expect to get back toward what we're typically seeing from ourselves in that revenue per shipment. We were pleased with the progress year-over-year throughout the quarter. Revenue per shipment from April to June, this is ex-fuel, was up about 4%. That's good traction, good progress for us inside the quarter, which we really like. We've got to keep pressing the gas pedal on that.

The growth from Q1 to Q2 continued to come in these one and two-day lanes. Again, we've got a national footprint. We're able to solve more problems for customers. Typically, those that aren't going as far; the pricing is a little bit different. But even with that, we improved revenue per shipment pretty substantially within the quarter. A lot depends on what the world looks like, but our view and what we've been working on is that continued improvement. Like we said, once we started to get past this mix headwind and mix abating a bit late through the quarter, where we're seeing numbers that are more consistent with what we're accustomed to on our side.

Fritz Holzgrefe

Yes, Tom, I would just add that you only get to do that when service execution is at a high level, and it has been. I think that as we see that mix impact normalize a bit here, we feel very confident that we'll continue to drive the results and drive the appropriate returns for the significant capital we've deployed here. Our result, I think, speaks to that. We highlighted in both the revenue per shipment and yield improvements, once you reflect some of the headwinds on yield, that looked pretty good for us.

Tom Wadewitz

I guess for the follow-up question, just on labor productivity, I think you've had some good optimism on the ability to drive labor productivity when you see growth, but I think there's also inflation in that line. Maybe if you just give some thoughts about how should we think about the kind of growth in your comp and benefits line. Just, I guess the two pieces, kind of productivity versus just the inflation impact.

Fritz Holzgrefe

Yes. Tom, we don't take a break on cost. We manage that pretty closely. In the quarter, or this quarter, we actually, on the 1st of the month, put a wage increase Company-wide. That's reflected in our guide for the quarter. Yes, I think we'll do a good job of offsetting a fair amount of that with continued productivity improvements. Technology we deploy in this business allows us to not only to improve transit times, but also the implications of that, if you can run your network more efficiently, you share that benefit by offering a transit time to a customer that we couldn't before. But that's also, the read-through for that on the cost side, that's a more efficient way for us to run a network. So it's a win-win that helps us drive productivity improvements on one side. On the flip side, most importantly, customers got an incremental service out of that. We're excited about that kind of rollout.

Operator

The next question is from Ken Hoexter with Bank of America.

Ken Hoexter

Hey great, good morning Fritz and Matt. Can you walk us through the fuel contribution to results in the second quarter, then maybe thoughts on impact to the operating ratio and what's built into expectations? Matt, you noted seasonal outperformance 2Q to 3Q, maybe talk about what is fuel, what's pure pricing.

Matt Batteh

We don’t break out the impact of fuel. Keep in mind, in LTL, fuel surcharge is a percentage of the base rates. If I look at our base rates, it's cheaper than everybody else out there, and that's our pricing opportunity. When we think about pricing, we think about everything that goes into that, the work that we do for our customer, but we're focused on core pricing increase. Obviously, fuel can move around a little bit, but we have investments in the fleet, in fuel tanks, and everything that we do to provide service to our customers.

When I look at the results for Q2, even if I normalize, we still would have outperformed what's normal sequential Q1 to Q2 from a seasonality standpoint. That's been our commentary all along. We've made these investments in order to outperform. Fuel is going to move around a little bit. What's embedded into our guide is fuel hanging on national average around what it is right now. Your guess is as good as ours as to what that probably looks like. We track that relatively closely, but we're focused on driving core price. Again, to reiterate that, when you get more on the base revenue per bill, you get more on fuel because that's just a component of the base rates ex-fuel.

Ken Hoexter

Matt, I guess the stock is down 8%. I guess we've seen this a couple times on earnings days but maybe it's just an AI transport trade today. Maybe delve into, should we be seeing more in rate from you if you're catching up? I mean, the rev per shipment is down 2.2%. I know that's tied to weight per shipment, then your revenue per shipment up 1.5%. How do you think you're tracking versus peers in kind of catching up, given you're now nationwide coverage and trying to grow into that? Or is it more a focus on still maybe filling the network into some of the new service centers?

Matt Batteh

Well, I'll start and then Fritz will come on the top of this. I think you had said Ken, revenue per shipment down 2.2%. Revenue per shipment is up in the quarter. You may have meant the yield, if I normalize for all the things that we talked about, if I just look at April to June, revenue per shipment ex-fuel is up about 4%. If I normalize for— actually, this is all in. Revenue per shipment up about 4%, yield up 2%, that's on weight per shipment that increased throughout the quarter. Typically, a heavier weighted shipment is going to have a lower yield. We've talked about how we track it on a revenue per shipment basis.

One of the things that we've talked about is the mix headwinds for us of expanded network, more things in a one and two-day lane that are typically shorter. Our Los Angeles region business is a big chunk of our business. We've got a good business model out there. That's been down consistently. It's starting to become more even, which hopefully we see a little bit of a bounce back. Importantly, our June progress showed where we expect to be; we're pushing even harder on that.

The reality is, as a national player, we're able to command a higher price point. We're able to say yes to more things. Customers have more opportunities to use us for all of their services. That's going to help us drive more and more price.

Fritz Holzgrefe

Yes, I think that the most important thing. I kind of think about what do customers think about that. Customers think Saia is doing a great job. They see the service. They see the national reach. We see that in our shipments and tonnage numbers. That is the most emphatic endorsement that we're doing a good job for the customers when you get more business. That's kind of the simple measurement there. I look behind that I look at the specific service, claims ratios are record low. I look at all the on-time performance they have, pickup completion. Every metric that we have, we see strong performance there and that's reflective and supportive of what you're seeing in the top-line result.

I look at the kind of underlying performance in a still challenging operating environment. I look at from Q1 to Q2, we outperformed historic OR performance in that period significantly. I can't speak to, and I don't spend a lot of time focusing on daily trading activity, but I do focus on what value we're creating both for Saia shareholders and for our customers. When you create value for the customer, there's an opportunity for us to create value for Saia shareholders. I like what we're doing there.

Ken Hoexter

Fritz, can I just squeeze in one more thought here? I guess if you're targeting 100 basis points of deterioration in OR, does that mean you're looking at a worse OR year-over-year, or am I misreading the performance from last year?

Matt Batteh

Keep in mind, Ken, we have two wage increases embedded in that number. We did our wage increase last year in October, and we did one early July, the 1st of July this year. That comp has two wage increases in it. It’s the timing difference.

Operator

The next question is from Brian Ossenbeck with JPMorgan.

Brian Ossenbeck

Maybe just to help understand a little bit more of the incremental margins or the operating leverage with tonnage starting to inflect pretty significantly and maybe putting some of the mix headwinds behind you. Just seeing the yield for all those mix things, you talked about, Matt. You're still tracking fairly behind where the renewals are. Just looking at the leverage in the quarter, was there additional costs that are still not fully absorbed in sort of the new network? Do you have new areas you're trying to still fill in from a density perspective? Just wanted to see how to interpret all that for this quarter in particular.

Matt Batteh

Cost embedded in which part, Brian? I want to make sure I understand.

Brian Ossenbeck

Yes, just the new terminals. Are they still ramping up? Are there still areas and pockets of density you still need to fill in? Are you shifting the mix? I guess why aren't we seeing better incrementals on this sort of tonnage as you expand here?

Matt Batteh

I got you. Yes. I mean, the 2023 and 2024 openings improved about 300 basis points. They're operating in the low 90s. That's great progress. We're pleased with that, but they've got room to go. One of the things that we track very closely is that some of these get up to speed a lot faster; some take a little bit more time. Our sales team is hitting the streets talking with customers, and we're getting more at-bats with customers in not just the new markets, but in our legacy markets as well, because we can solve more problems, easier to do business with. That gets us price.

Yes, there's certainly an opportunity that we see to continue to push those forward. Pleased with the progress, but by no means do we think those are at maturity.

Fritz Holzgrefe

Yes. Brian, I'd just add on, I think that it's early innings on the whole network value here. As we take advantage of all the 33 new openings in the last number of years, all the relocations and the enhancements that we've made, the opportunity to generate additional returns out of that, that's still there. We made a little bit of progress in the second quarter. Is there more to go? Absolutely. I think we're well on our way and just got to keep focused on taking care of the customer, and that will get it done.

Brian Ossenbeck

Just sort of a follow-up, just thinking about labor availability in this new network of expanded terminals. Some of, you are still adding a few more here and there. How do you think about visibility into the pockets where they might be a little bit tighter, or you might have to manage a little bit closer now that you're covering a bigger and broader network? Are you managing that through different sorts of tools? Do you feel confident that that's not going to be a problem? Maybe you can just walk through managing the network, assuming we get a better upturn here, given it's going to be quite a bit larger, and I would assume a bit more complicated than what you've done in prior up cycles.

Fritz Holzgrefe

Yes, sure, Brian. Listen, labor, the driver population nationally, we all know is tightening up, and it's certainly competitive. The average driver is a bit older and continues to age over time. What we find, we, like most in the LTL business, have the opportunity to get drivers home every day. You have a competitive advantage versus other sorts of modes in the transport sector around recruiting jobs, so we know that's there.

Now, I think what's specific to Saia, and I think this is important, is that where we differentiate. We're very pleased with our Driver Academy program. We've done a great job of seeding drivers through that, and I think that continues to scale. As we build out that national network, it gives us an opportunity to continue to build out our Driver Academy program, adding additional locations for training and training our drivers.

That's a great opportunity as part of recruiting new employees to the company and say, "Look, we can provide a career track in a company that's growing." I think you get that second part as a Saia unique story. "Hey, look, this is a business that's growing. It's a growth story in the industry. You have an opportunity to come work for us, be part of something that's pretty successful."

We're very proud of the culture that we've developed, and I think that sort of a culture leads to employee engagement, and those are all— I get it. Those are in many ways soft, but those are how you recruit and retain drivers. That's kind of our mission. We feel pretty good about it. We always have markets in which you got to be challenged, and you're going to be challenged, and you double down on recruiting. That's just the nature of it. But we feel like our recruiting machine is pretty good. Our Driver Academy is really good, and that culture is excellent to be able to pull that all together.

Operator

The next question is from Stephanie Moore with Jefferies.

Stephanie Moore

Maybe continuing on the conversation around labor, wanted to touch a bit about where your capacity specific to the labor stands as volumes were to continue to improve from here. Any incremental hiring activity you would need to see. I have a follow-up.

Fritz Holzgrefe

Stephanie, I'm going to repeat your question because you're echoing a bit. It sounds like you want to know how much capacity we have on our labor lines?

Stephanie Moore

I'm sorry. Yes. I'm sorry. This is probably better. Yes. Maybe just incremental capacity on the labor side, particularly if we continue to see volumes improve from here. Any incremental hiring activity we would need to see.

Fritz Holzgrefe

I think we feel pretty good right now, where we are from a recruiting perspective. There are some markets certainly where we'll have to add people. We're pretty diligent about matching sort of our labor, the available hours, both drivers and dock workers, to the current freight environment. As the network develops, and we pointed it out in the notes at the beginning, we'll probably add linehaul drivers as the network scales, and we have the opportunity to build some efficiencies around that. What you would see there is you'd see a trade between our PT line and salary, wages and benefits. I would recommend studying those lines, to some extent together, simply because it's a trade one way or the other.

I think that we feel pretty good about the headcount. I think it probably has got a little bit of flex in there still around additional utilization, maybe a few overtime hours. We're also mindful that the business, you don't want to add the heads such that as it becomes seasonal into the fourth quarter, you're in a position where you're maybe over-hired. We feel pretty good where we are. There are going to be a handful here and there that we add, but I don't think it's going to be a meaningful change.

Stephanie Moore

Just one follow-up to the pricing commentary earlier. Very good GRI and contract renewals that we can obviously see here. Maybe just talk a bit about your customer acceptance. Are they starting to maybe realize your size and the service benefits that you've made as of late, and is it starting to kind of come through on the pricing side? Or do you think these pricing numbers are more so a reflection of the tightening market?

Fritz Holzgrefe

I look around, Stephanie, and it's like, I know our customers have options, and we've been very, very focused on making sure we get the right pricing in place. As you look at the realization numbers that Matt highlighted for us in the second quarter, sort of the improvements, 4% revenue per shipment improvement from June versus April, just in a quarter. I think what you're seeing there is that, yes, certainly the market is tightening up. But customers also knowing they have choices, they're going to go somewhere that, although we're pushing rates, they're going to go somewhere they're going to get great service.

That's what I'm excited about here. I think we'll see the realization. I think, yes, there's some structural change out there, but at the same time, I think customers are also intently focused on if they're going to operate with a national carrier, they expect consistency, and that's something we can deliver. The opportunity for us to continue to see realization of both the contractual renewals and the GRI, I feel pretty good about. The early indications on the GRI from July is that we see pretty good acceptance there. Now, sometimes you'll lose a little bit of business in there, but your total mix of revenue and profitability is better. So you don't necessarily keep all that volume, but you keep the volume you want.

Operator

The next question is from Scott Group with Wolfe Research.

Scott Group

I understand sort of the impact of the double wage, but I guess the other side is we have an early GRI, so arguably we have a double GRI. I guess I'm struggling a little bit, we got good tonnage growth, fuel tailwind. Why is margin flat to down a little bit in Q3 and everyone else sort of is guiding 200 to 300 basis points of improvement? I totally get we had this big network build-out in a down cycle, why the margin gap widened it, but it felt like when the cycle started to turn positive, the margin gap would start to narrow, and it feels like it's still widening. I don't know. Just any thoughts there? Then maybe just along that, any thought on the full year margin, Matt?

Matt Batteh

A couple things, Scott. The two wage increases are impactful because you've got the second wage increase that's off of a higher starting point than the first one was, that's a compounding effect. The shipments and tonnage numbers that I gave obviously reflect a little bit of volume volatility as part of the GRI. We have not historically done a GRI in July. Yes, it certainly helps offset that, but you do have a little bit of volume volatility. It sounded like you were comparing a little bit to peers across the space and what they gave. When we do that, you get some near-term volume volatility that obviously plays into how that goes from a sequential basis.

We're full steam ahead on our pricing actions, and we're not going to slow down. We monitor what we get from customers very closely. Fritz alluded to it. We're seeing good acceptance on the pricing side from the GRI. Again, there's a little bit of volume volatility as you see that. But the wage increase portion of it’s impactful. When you've got two of those in there off of a higher starting point, those dollars are real. That to us is just a timing difference. It was October last year. We pulled it up and did it on the normal cadence of July this year.

From a full year standpoint, one of the comments that we'd made earlier, we had given the 100 to 200, and we had said getting to 200 probably included some pretty solid mid-single-digit shipment growth for the full year. It was positive in Q2, we've still got a long way to go. It's not as robust as we maybe were hoping when we heard all the ISM numbers. There's definitely some positivity out there. Fritz talked about the customer sentiment and survey remaining pretty rational, feeling good about their business. We still feel like we can get to the 100 basis points of OR improvement, and we'll see what the back half deals us, but we're pushing towards that. If we really see volume ramp in the back half and things are super seasonal, that could likely tick up a bit, but we still feel like we can get to that point. Obviously, if you just do the math, we have to outperform what we do normal seasonality, certainly in Q4. We're pushing towards that.

Fritz Holzgrefe

I think it's important to point out for us is that our normal Q2 to Q3 OR typically gets 150 to 200 basis points worse. This year, we're highlighting 100, so it is incrementally improved, our historic trend. Are we pushing to get it better? Yes, absolutely.

Scott Group

I know that this has been touched on a little bit already. Just wanted to come back to the realized price discussion. I totally get the mix things. If you just look at revenue per shipment and revenue per hundredweight, just take an average, try to normalize for some of the mix. It's been flat to down the last four or five quarters. You go back 10 years, you never had a single negative quarter. It was averaged 5%, 6%. When do we get back to that? I know you don't like to give yield updates. It feels like maybe it would be really helpful if you start doing that just to help us with our modeling. I don't know, just any thoughts there?

Matt Batteh

I'll start, and then Fritz can go. Revenue per shipment was up sequentially from Q1 to Q2. We highlighted the increase of 4% revenue per shipment growth inside the quarter, so from April to June, revenue per shipment up about 4%. That's progress to us. We've meaningfully expanded the network, and you've got growth in these one and two-day lanes that are going shorter. You see that. From a yield basis, it's up in the quarter as well, despite what is a headwind from weight per shipment on yield. Weight per shipment from April to June is up 1.5%, and yield during that period is up 2%. Despite the headwind from weight per shipment, yield inside the quarter is up.

We've had the mix impacts. Hopefully, the Los Angeles region continues to come back. That gap has shrunk, but we are seeing that progress. For us, inside the quarter, again, up 4% is good traction. We're continuing to push on it, but when you've opened as many terminals as we have over the past several years, you do get a little bit of a different mix. But importantly, at 218 terminals now, we're able to solve more problems for customers. There are more reasons for them to choose Saia. Over time, that helps us get more pricing. We feel like we're making progress, as exemplified in the quarter.

Operator

The next question is from Chris Wetherbee with Wells Fargo.

Chris Wetherbee

I guess maybe just want to touch a bit on that weight per shipment comment that you were making, Matt. I guess, as we think forward, it seems like every month of 2Q and then into July, we're seeing a bit of an acceleration on weight per shipment. Can you give us just a sense of how you may sort of think about that as you go through the third quarter? Maybe talk to some of the specific mix dynamics that are pushing that. I guess, where are you seeing that opportunity coming into the network? What specific verticals or just these company initiatives? That'd be great. Thank you.

Matt Batteh

A good chunk of it is our initiatives. When we talk about the GRI, that does not impact all customers equally. We look at that business, as well as all of our business, but when we take that GRI, we take it granularly based on lanes and weight per shipment mix, and we put a heavy emphasis on making sure that we're getting paid correctly on some of those lighter-weighted shipments. We pushed hard on all segments, but that one in particular. A component of it likely is a little bit of strengthening in the backdrop. We aren't seeing any huge TL spillover by any means or anything like that. Typically, when you see ISM get a little bit more positive, you get some of that on weight per shipment. We focus very critically on getting the right mix of business with our customers, and with a national footprint, we have the opportunity to pursue different verticals like we've talked about in the past. That gives us a better chance to solve that for customers.

Fritz Holzgrefe

Yes, Chris, I would add, I think what is positive, and it's a bit nuanced here, but positive in the sense that if I look at customer sentiment, I think it's pretty consistent. So I don't know that there's necessarily a sector of the economy or something that we see anyway that is underperforming or outperforming. We do continue to highlight the LA region broadly, but in terms of if I matrix this to more sort of industry verticals, I think that we don't really see a call out there. It's pretty broad-based.

As Matt pointed out, we're very intently focused on customers that value the service and the network that we're providing. Ones that maybe don't or are looking for more of a commodity, that we've been pushing the rates, and that's pushed out some things. I think that the positive trend here is that it's two, right? Sort of across the board, it's pretty uniformly kind of positive, I'd say. And exciting about it is that the customer acceptance is important, and I think we're seeing that.

Chris Wetherbee

I guess maybe that sort of leads into the next question, which is just, I know there's a lot of focus on 3Q and maybe this year from an OR perspective, but I guess bigger picture, you guys seem to be doing a lot of work on customer mix and network dynamics, making sure you're kind of in the better position. I think it's obviously early to be talking about 2027, but if you could maybe give us a sense of what you think sort of the margin algorithm is, if you will, bigger picture beyond what we're seeing this year as you guys are putting in this work. It does sound like you have some building confidence, maybe cautious confidence, that we're going to see maybe more of a sustained uptrend. I guess, how do we think about sort of what the network can provide in a normalized growth environment beyond this year?

Fritz Holzgrefe

Now I get excited. We're just scratching the surface of the potential of our network. The 218 facilities, national footprint. We've proven that we can provide high levels of service to customers. We can scale. Our service metrics are getting better. There were anecdotes out there in the second quarter around embargoes and competitors, and they're dealing with volume challenges and all that sort of thing. We thought, "Hey, well, you know what? While everybody else is trying to figure it out, just do business with Saia because we're getting it done for customers." So most important, that is a key element of what we have to do.

When I look into the longer-term opportunity for this business, we can operate this business below 80 OR, no question. It should start with a seven. The pace at which we get there, the backdrop is going to have an influence in that. So a stronger economic backdrop, the opportunity for us to accelerate that OR improvement year-over-year is absolutely there. The opportunity for us to take those— Matt highlighted the terminals that have been open in the last few years; they operate in the low 90s. Well, we have terminals today that operate with a seven handle, regions of the company that are operating in the low 80s. I look at that and I'm like, as we mature those facilities, there is a unique opportunity to really drive returns in this business. We're in a position right now where we're generating strong cash flow.

To the extent that we might supplement our network and make additional investments, we're going to be able to do that from operating cash flow. That's a really big deal. That's an opportunity for us to really drive not only our OR, but drive the operating returns for the company just in total.

Operator

The next question is from Ravi Shanker with Morgan Stanley.

Ravi Shanker

Just to piggyback off the previous response, what exactly is the issue in the LA region? Forgive me if I missed this, but is that a Saia-specific issue because of maturity of terminals or is it a regional issue with customers? What's going on there?

Fritz Holzgrefe

We've just seen in that region of the country, we had some customers that were pretty major for us - this is going back almost a little over a year at this point, we've lapped this, it was in part of our Q2 result year-over-year - that we weren't pleased with the sort of operating performance of those. We exited those customers. We did not see other sort of business in that market to kind of backfill that. That has been a challenge just from the total metrics that you see. The revenue per shipment coming out of the LA region would be the highest in our company. When you have double-digit volume declines year-over-year in the second quarter, early parts of the second quarter, that's a headline, top-line headwind. That's been what we've called out. Listen, we think we probably got to a steady state there. I think we should be in a position we feel like we can grow from here.

Ravi Shanker

Just to clarify, did the bulk of that happen this quarter, so that'll be a drag that continues for the next three until you lap?

Fritz Holzgrefe

No. As we pointed out for the last five quarters, going back to Q2 or Q1 of last year, the headwind from the LA region has been there throughout the year. We finally lapped that and I think we're past it in June of this year. So it's been a challenge for us, and it's influenced or impacted our top-line revenue metrics for over a year.

Ravi Shanker

Just maybe, there's been a lot of focus on autonomous trucking recently, kind of as we push towards commercialization of this potentially in 2027. You guys are pretty keen on being in the forefront of technology here, especially with EV trucks. I'm wondering kind of what the latest update is on how much you're looking at this.

Fritz Holzgrefe

Listen, we're always going to look at available technology across either diesel, gas, or LP, or electric. The electric, we've been a Tesla customer for quite a while, so we stay pretty close to their development pipeline. So I think that we've seen the announcements, we're working with them on that. Listen, if it's viable, that would be something we'd consider for sure. More important, though, I think the nearer term technology in the business for us is really about safety sort of focus, collision avoidance. Some of the technology deployed in an autonomous application would be fantastic. Even if you had a driver enabled or driver on board, that autonomous sort of technology would be fantastic as a collision avoidance technology at the same time. Maybe it's not autonomous right away, but if it's an opportunity for us to improve our safety profile even more, we're an investor, so tat makes sense to us.

Operator

The next question is from Eric Morgan with Barclays.

Eric Morgan

I wanted to ask one on purchased transportation. I know you have contracts in place there, so you should be insulated from the spot market volatility. I know fuel is a big driver in the quarter, but I guess just curious if you have a sense for where you're landing or expect to land on core contract renewals with your carriers in that line, just given what's happening in the freight market. And maybe if you could speak to the opportunity to insource more. Fritz, I think you referenced adding more linehaul drivers. I don't know if you have a target that you'd like to see that 15% move towards.

Matt Batteh

I'll do the rate part, Eric, and then I'll hand it to Fritz. You're right. I mean, the vast majority, 95%-plus of what we do is contracted. We view PT, and we look at it on an optimization basis of whether that should be insourced or outsourced. We don't use it if it can't meet service. It's an extension of how we operate. That's number one, first and foremost.

Since the vast majority of it is contracted, we're relatively insulated as we are right now from the rate. If I look at just the blended PT cost per mile, it was up ex-fuel, about 3% year-over-year. Now that's a combination of using more rail. Our rail percentage is a total of the mix of PT increase compared to where we were last year. At some point, I'm sure we're going to have some conversations with those providers that are going to want to increase rates; the vast majority of that increase was usage in general, but also driven largely by fuel. Just from the base blended rate increase, rate inflation year-over-year is about 3%.

Fritz Holzgrefe

I would just add that the way we think about this, I think both if we run our own linehaul network or we use PT, in both cases, we're going to have fuel expense. So that's kind of part of it, that's sort of a given. The equation is going to be, all right, what is cost optimal for us? Our game plan is identical to what it always would be, and if there are times that we've got an opportunity to better balance our network and utilize a company driver, we absolutely will.

And if there are times that a PT option makes sense to optimize that, we've pointed out over time that if rail service is good, long cross-country rail is pretty good and cost effective. If we make customer expectations mission accomplished, and we got cost optimal on the way, that's even better. The PT line obviously is up right now because we include PT fuel there, but that doesn't go to zero from a cost perspective. If we add a driver, that's actually, as we know, incremental salary and wages, it would also be incremental fuel expense.

The underlying core dynamic, how we manage that doesn't change. If the rates in the truckload market are such that it makes more sense for us to hire more drivers to do that, we will. That's just part of the cost optimization. The good news is, we've got tools and technology. We model that pretty well. That's how we'll operate it going forward.

Operator

The next question is from Bascome Majors with Stephens.

Bascome Majors

To follow-up on part of Chris's question earlier, it did sound in the prepared remarks that, Fritz, you're seeing this quarter in some ways as an inflection point in the path from investing in the network to earning a return on that investment in the network. Can you walk us through maybe in a little more granular detail, what is giving you that feeling? Why is now the time where it feels like that inflection is happening? Are you of the confidence that longer term, we'll see more periods where you're able to get price and volume at the same time to really drive that return and margin higher versus one or the other?

Fritz Holzgrefe

Yes. It's a fair question. What I would tell you is, what I'm positive about is you're looking at the last several months, we're out talking about positive sort of sentiment, good volume performance for us. You string a few of those together, and you're like, okay, that feels like a pattern. This feels pretty firm. The dynamics in the marketplace would appear to be firm. Like that, like our core execution. I think the incrementals for us are all about as we continue to mature facilities that operate in the sort of low 90s OR and make them look more like our best performing facilities, that's an opportunity there that's going to help drive incremental margins.

I think that there's probably in our sentiment survey that we talked about earlier, I think you see customers are net positive. As long as they continue to be net positive, I continue to see good core volume performance on our side and core execution, that makes you feel a little bit more confident that the results are on their way. I looked at Q2 and that looked pretty good, and I looked at the kind of performance intra-quarter, was really pleased with that. I think that bodes well for us. I think that longer term, the potential of the business, we're just scratching the surface. I think that's exciting.

Operator

The next question is from Bruce Chan with Stifel.

Bruce Chan

Good to see the OR progress in some of the newer terminals. I know, Fritz, you talked about leaning a bit more into the local account density as the kind of next leg of improvement there. Maybe you could just talk about any changes that you're making to the sales force structure or incentive structure to drive that. Then lastly, any thoughts around timeline for those terminals to kind of come up to parity with the rest of the network?

Fritz Holzgrefe

Yes. Bruce, I think what we're seeing, and it's continued to be as we mature those facilities, we've made the investments in the sales force in those markets. We think that the incentive plans are in place that makes sense. In some cases, you're developing a market where somebody doesn't know who we are. So our team's got to get in there and sell the value proposition. Selling the value proposition is all about letting them know that we've got a national network, we do a great job picking things up on time, delivering on time, no damage. Those are all important.

One strategy one could take is you could say look, let's go give them an introductory low price and do something like that. We're absolutely not going to do that because we've deployed way too much capital for this to not generate a return from the outset. So it's a methodical process to do that, it doesn't happen right away. One of the exciting things that you hear about periodically, last week I found out about a new win we got in the market that we opened two years ago. It was a long sales cycle, but our folks stayed in front of the customer. We got our shot, and we won it, and we took it from a national carrier that everybody's heard of. That customer now realizes that, hey, you know what? Saia's got a great value, great service. We perform. That's been pretty exciting to see.

It's a methodical process. The environment hasn't been the best, and I think we performed well. As the environment continues to improve, I think we'll see the impact of those sorts of investments.

Operator

The next question is from Richa Harnain with Deutsche Bank.

Richa Harnain

First, just to ease some of the consternation around the margin guide on 3Q and the wage increase, Matt, are you willing to say, or have you triangulated, just like if it wasn't for this wage increase in July, what would the OR progression have looked like, i.e., what's the impact of it? Then, just like July trending up 7.5% on tons, is that in line better than seasonality? What are you assuming for the remainder of the quarter, like in August and September- more in line with seasonality, better? Just curious on those two items before I ask maybe a more bigger picture thoughtful one.

Matt Batteh

Sure. Well, we don't typically give a whole lot. I mean, the wage increase is just part of our total strategy around labor and how we attract and retain employees, among many other things. But if I look at the impact of that, it's generally about a point on the OR. We've talked about that at various intervals throughout history. That's a bigger number than what it used to be on a just total dollars basis because the size of the company has changed, the starting point continues to be higher because the average wage has moved up over time. But again, there's two in this Q3 compared to two in Q3 of last year. That impacts that.

From a volume standpoint, on a shipments basis, we're trailing seasonality a little bit in July but again, we did a 7.1% GRI in July. You always have volatility on a shipment standpoint when you do a GRI, whether we do that in October like we did last year or July. We're seeing good realization, good flow through on the price. We expect a chunk of that business to come back to us over time. That's typically what you usually see.

For the quarter, what we're saying in terms of the embedded guide is that we get back to a shipment seasonality for the quarter. If you look in some of our history, even like last quarter, May was a little lighter than seasonal. That's back up. Some of the month nuances with the pricing actions and GRIs and things like that can move around. For the quarter, we're projecting normal shipment seasonality, Q2 to Q3.

Richa Harnain

If I could just ask one more. These product upgrades you guys have initiated. Fritz, you talked about improving transit times on 2,000 lanes. Your 10 A.M. guarantee time being somewhat differentiated in the industry, claims ratio, etc., that showed service improvement. If I look at your yield growth, that is performing better than normal seasonality, I guess, or outperforming what we've seen usually in 2Q. Should we see a continuation of that as I think about Q3 and Q4 or should the acceleration pick up? Trying to think through as customer acceptance and all of these good service improvements kind of go into your pricing, what we should expect for that line item.

Fritz Holzgrefe

Yes, thanks. Good question. I think what our expectation is that this is going to continue to support both the contractual renewals and the GRI. Those are pretty big numbers. The enhancements that we're offering, that's just additional value to the customer. I think that that's going to help us with stickiness around that. I think the mix things that Matt highlighted that were impacting us in Q2, and you look at that sort of core, take the mix impacts out of our yield number, and it was 3%. That was pretty good. We're pretty pleased with that. I think what you see going forward with these sorts of service enhancements, I think that the opportunity for us to continue to earn those kinds of improvements and maybe even accelerating. I think that's totally plausible and reasonable.

The reason why we did that is to be able to hopefully make that happen, make that realized, because those are important investments that we've made, technology investments that we've made to be able to support the customer. Absolutely expect to continue to see both revenue per shipment improvement and yield improvement over time. That was part of why we offered those sorts of things, because we think we can be rewarded for those kinds of investments.

Operator

The next question is from Jason Seidl with TD Cowen.

Jason Seidl

I want to go back to the GRI. You guys mentioned that there's noise around sort of your tonnage when you guys implement them. How should we look at this in terms of as a historical basis? Is this sort of at the higher end of noise, at the lower end of noise, what you've seen thus far?

Matt Batteh

Well, the magnitude of our GRIs has increased over the years. Part of that has been our ability to close the footprint gap and do more for customers. Importantly, we are cheaper than everybody else, and we need to push harder to close that gap. It is enhanced by the opportunity to provide service in every market. I would say that this is normal of what we're seeing. We're doing it in a different time now, July compared to October, some years it's been in January, the GRI in the past. We're seeing better than normal acceptance rate on the price, the shipment volatility and the shipment noise that you see in the 30 to 45-day period after; I wouldn't say is any different than what we would typically see.

Jason Seidl

If I can go to sort of like a longstanding theme here about freight coming back from the truckload sector to LTL. Maybe you can give us a little bit of color on that, and maybe what's the longer-term opportunity in terms of aiding tonnage growth? Is this like it could add 1%? Can we get up to 3% over time? How do you guys look at that?

Fritz Holzgrefe

Yes, I think we're still waiting to see what that number could be over time. I don't know that it was necessarily a huge impact. Maybe it was 2% to 3%, maybe at a high point, maybe it was a 5% impact on the industry in total. I think we still need to see settle out to say before we conclude what exactly the impact was. I think that what you do see right now is that there's certainly a heightened focus around freight going to its traditional historic modes. You don't necessarily see that kind of crossover or spillover you described as much, if at all. It'll be interesting to see how that plays out over time.

Most importantly, the thing that we need to do in these kinds of environment, if it flips the other way, meaning that there is a spillover into our space as truckload volumes come here, is we're an LTL business. Our assets are set up for that. We need to make sure that we've got the appropriate pricing in place and service in place that we handle the freight that we should handle in our part of the market. I think that it remains to be seen how that's going to shake out over time.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Fritz Holzgrefe, Saia's President and Chief Executive Officer, for closing remarks.

Fritz Holzgrefe

Thanks all for calling in to hear about our record second quarter, which we're excited about and how it sets us up for continued long-term value creation for our shareholders. We're excited about the opportunity and certainly just scratching the surface as to what the potential of the business is and look forward to giving you an update next quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.